                                                                    EXHIBIT (12)

                                HALE AND DORR LLP
                               Counsellors at Law
                  60 State Street, Boston, Massachusetts 02109
                         617-526-6000 o Fax 617-526-5000


                                                    DRAFT
                                                    November 1, 1999

Board of Trustees
Eaton Vance Investment Trust,
on behalf of Eaton Vance Connecticut
Limited Maturity Municipals Fund,
Eaton Vance Michigan Limited Maturity
Municipals Fund, and Eaton Vance
National Limited Maturity Municipals Fund
The Eaton Vance Building
255 State Street
Boston, MA 02109

Dear Members of the Board of Trustees:

         You have requested our opinion regarding certain federal income tax consequences described below of the acquisition by Eaton Vance National Limited Maturity Municipals Fund (the "Acquiring Fund"), a series of Eaton Vance Investment Trust (the "Trust"), of all of the assets of Eaton Vance Connecticut Limited Maturity Municipals Fund and Eaton Vance Michigan Limited Maturity Municipals Fund (each of which is a separate series of the Trust and is referred to hereinafter as an "Acquired Fund"), in exchange solely for (i) the assumption by the Acquiring Fund of all of the liabilities of each Acquired Fund (the "Acquired Fund Liabilities") and (ii) the issuance of Class A and Class B voting shares of beneficial interest of the Acquiring Fund (the "Acquiring Fund Shares") to each Acquired Fund, followed by the distribution by each Acquired Fund, in liquidation of that Acquired Fund, of the Acquiring Fund Shares to the shareholders of that Acquired Fund and the termination of that Acquired Fund (the foregoing together constituting the "reorganizations" or the "transactions").

         In rendering this opinion, we have examined and relied upon the facts stated and representations made in (i) the prospectus for the Acquiring Fund, dated August 1, 1999, (ii) the prospectus for each Acquired Fund and certain other mutual funds, dated August 1, 1999, (iii) the statement of additional information for the Acquiring Fund, dated August 1, 1999, (iv) the statement of additional information for each Acquired Fund and certain other mutual funds, dated August 1, 1999, (v) the Notice of Meeting of Shareholders Scheduled for October 29, 1999 and the accompanying proxy statement and prospectus relating to the transactions, dated ___________, 1999 (the "Proxy Statement"), (vi) the memorandum, dated August 10, 1999, regarding the transaction from Eaton Vance Management to the Board of Trustees of the Trust, (vii) the Agreement and Plan of Reorganization, made August 16, 1999, between

Washington, DC                   Boston, MA                          London, UK*

              HALE AND DORR LLP INCLUDES PROFESSIONAL CORPORATIONS
  *BROBECK HALE AND DORR INTERNATIONAL (AN INDEPENDENT JOINT VENTURE LAW FIRM)

Board of Trustees
Eaton Vance Investment Trust
November 1, 1999
Page 2


the Acquiring Fund and each Acquired Fund (the "Agreement"), (viii) the letters on behalf of the Acquiring Fund, each Acquired Fund, Connecticut Limited Maturity Municipals Portfolio, Michigan Limited Maturity Municipals Portfolio and National Limited Maturity Municipals Portfolio delivered to Hale and Dorr LLP containing certain representations relevant to this opinion (the "Representation Letters") and (ix) such other documents as we deemed appropriate.

         In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have assumed that all parties to the Agreement have acted and will act in accordance with the terms of the Agreement and all other documents relating to the transactions and that the transactions will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are, on the date hereof, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

         The conclusions expressed herein represent our judgment regarding the proper treatment of certain aspects of the transactions affecting the Acquiring Fund, each Acquired Fund and the shareholders of each Acquired Fund on the basis of our analysis of the Internal Revenue Code of 1986, as amended (the "Code"), case law, Treasury regulations and the rulings and other pronouncements of the Internal Revenue Service (the "Service") which exist at the time this opinion is rendered. Such authorities are subject to prospective or retroactive change, and we do not undertake any responsibility to advise you of any such change. Our opinion represents our best judgment regarding how a court would decide if presented with the issues addressed herein and is not binding upon the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance on such opinion will not be challenged by the Service and does not constitute any representation or warranty that such position, if so challenged, will not be rejected by a court.

         This opinion addresses only the specific United States federal income tax consequences of the transactions set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, or other tax consequences that may result from the transactions or any other transactions.

                                     OPINION

         On the basis of and subject to the foregoing and in reliance upon the representations and assumptions described above, we are of the opinion that, with respect to each transaction:

Board of Trustees
Eaton Vance Investment Trust
November 1, 1999
Page 3


         (a) The acquisition by the Acquiring Fund of all of the assets of the Acquired Fund solely in exchange for the issuance of the Acquiring Fund Shares to the Acquired Fund and the assumption of all of the Acquired Fund Liabilities by the Acquiring Fund, followed by the distribution by the Acquired Fund, in liquidation of the Acquired Fund, of Acquiring Fund Shares to the Acquired Fund shareholders in exchange for their shares of the Acquired Fund and the termination of the Acquired Fund, will constitute a "reorganization" within the meaning of Section 368(a) of the Code. The Acquiring Fund and the Acquired Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         (b) No gain or loss will be recognized by the Acquired Fund upon (i) the transfer of all of its assets to the Acquiring Fund solely in exchange for the issuance of Acquiring Fund Shares to the Acquired Fund and the assumption of all of the Acquired Fund Liabilities by the Acquiring Fund and (ii) the distribution by the Acquired Fund of such Acquiring Fund Shares to the shareholders of the Acquired Fund (Sections 361(a) and 361(c) of the Code).

         (c) No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund solely in exchange for the issuance of Acquiring Fund Shares to the Acquired Fund and the assumption of all of the Acquired Fund Liabilities by the Acquiring Fund (Section 1032(a) of the Code).

         (d) The basis of the assets of the Acquired Fund acquired by the Acquiring Fund will be, in each instance, the same as the basis of those assets in the hands of the Acquired Fund immediately prior to the transfer (Section 362(b) of the Code).

         (e) The tax holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will, in each instance, include the Acquired Fund's tax holding period for those assets (Section 1223(2) of the Code).

         (f) The shareholders of the Acquired Fund will not recognize gain or loss upon the exchange of all of their shares of the Acquired Fund solely for Acquiring Fund Shares as part of the transaction (Section 354(a)(1) of the Code).

         (g) The basis of the Acquiring Fund Shares received by the Acquired Fund shareholders in the transaction will be the same as the basis of the shares of the Acquired Fund surrendered in exchange therefor (Section 358(a)(1) of the Code).

         (h) The tax holding period of the Acquiring Fund Shares received by Acquired Fund shareholders will include, for each shareholder, the tax holding period for the shares of the Acquired Fund surrendered in exchange therefor, provided that such shares of the Acquired Fund were held as capital assets on the date of the exchange (Section 1223(1) of the Code).

Board of Trustees
Eaton Vance Investment Trust
November 1, 1999
Page 4


         No opinion is expressed or implied regarding the federal income tax consequences to the Acquiring Fund, either Acquired Fund or the shareholders of either Acquired Fund of any conditions existing at the time of, effects resulting from, or other aspects of the transaction except as expressly set forth above. This opinion may not be relied upon except with respect to the consequences specifically discussed herein nor may it be relied upon by persons or entities to whom it is not addressed, other than with our prior written consent.

                                              Very truly yours,


                                              Hale and Dorr LLP